SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT – December 11, 2014

(Date of earliest event reported)

honeywell international inc.

(Exact name of Registrant as specified in its Charter)

DELAWARE (State or other jurisdiction of incorporation)	1-8974 (Commission File Number)	22-2640650 (I.R.S. Employer Identification Number)

101 COLUMBIA ROAD, P.O. BOX 4000, MORRISTOWN, NEW JERSEY	07962-2497
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 455-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 12, 2014, William S. Ayer was elected to the Board of Directors of Honeywell International Inc. (“Honeywell” or the “Company”). Mr. Ayer will serve on the Management Development and Compensation Committee and the Corporate Governance and Responsibility Committee of the Company’s Board of Directors.

A copy of the press release issued by the Company regarding the election of Mr. Ayer to its Board of Directors is attached hereto as Exhibit 99.1 to this Report on Form 8-K.

On December 11, 2014, pursuant to authorization from its Board of Directors, the Company entered into a retention letter agreement (“CEO Retention Agreement”) with the Company’s Chairman and Chief Executive Officer, Mr. David M. Cote.

The CEO Retention Agreement contains the following material terms and conditions:

•	Mr. Cote shall receive a special grant of non-qualified performance stock options (the “Performance Options”) with an initial grant date target value of five million dollars ($5,000,000). The actual number of stock options earned as Performance Options shall be determined by comparing the Company’s Total Shareholder Return to the Total Shareholder Return of each company in the Company’s Compensation Peer Group over a three (3) year period commencing January 1, 2015 and ending December 31, 2017, as described more fully in the form of Special Performance Stock Option Award Agreement attached as an exhibit to the CEO Retention Agreement. The Performance Options will vest 100% on December 31, 2017 and expire on December 10, 2024.

•	If Mr. Cote retires from Honeywell after December 31, 2017 and otherwise satisfies certain conditions described in the CEO Retention Agreement, all outstanding, unvested stock options that were (i) granted after April 1, 2015 and prior to January 1, 2018, and (ii) granted more than six (6) months prior to his retirement date will vest on his retirement date, provided that the Company’s Board of Directors may, in its sole and absolute discretion, waive the exclusion of options granted within six (6) months of his retirement date. Mr. Cote shall have the full remaining term to exercise any such stock options that have their vesting dates accelerated upon his retirement after December 31, 2017, contingent on his adherence to certain other restrictive terms and conditions described more fully in the CEO Retention Agreement.

•	If Mr. Cote retires from the Company after December 31, 2017 and otherwise satisfies certain conditions described in the CEO Retention Agreement, he shall be entitled to (i) a prorated award under the Company’s Annual Incentive Compensation Program (“ICP Plan”), and (ii) a prorated award under the Company’s performance-based longer-term cash incentive plan, the Growth Plan, for the calendar year or Growth Plan cycle, as applicable, in which his retirement occurs. Such prorated incentive compensation award shall be calculated by starting with a bonus amount that is consistent with Mr. Cote’s prior awards and performance, and pro-rating such amount for the percentage of the year during which Mr. Cote was not retired (with no obligation for Mr. Cote to be employed on the date bonuses are actually paid to officers). The prorated Growth Plan award will be determined by multiplying the Growth Plan award to which he would have been entitled had he remained employed for the entire Growth Plan cycle by a fraction, the numerator of which is the number of days in the Growth Plan cycle that he remained employed by the

Company as CEO, and the denominator of which is 730. Any prorated incentive compensation award and Growth Plan award paid as a result of his remaining as the Company’s CEO will be paid at the same time as such awards are paid to other Honeywell officers. Notwithstanding the foregoing, the Board of Directors may, in its sole discretion, increase (but not decrease) the prorated incentive compensation award and/or prorated Growth Plan award described herein. In addition, for any outstanding Growth Plan award where the applicable performance cycle had already been completed at the time Mr. Cote retires after December 31, 2017, Mr. Cote shall retain his eligibility to receive any remaining unpaid amount, based on the actual calculated performance achieved during such performance cycle, at the same time as such award would normally be paid.

The CEO Retention Agreement is attached hereto as Exhibit 99.2 to this Report on Form 8-K.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On December 12, 2014, the Board of Directors of Honeywell approved an amendment to Article III, Section 6 of Honeywell’s By-laws to allow the independent lead director of Honeywell’s Board of Directors to call special meetings of the Board of Directors.

The By-laws, as amended, are attached hereto as Exhibit 3(ii) to this Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 3(ii)	Honeywell’s By-laws, as amended December 12, 2014

Exhibit 99.1	Press Release of Honeywell International Inc. dated December 12, 2014

Exhibit 99.2	CEO Retention Agreement, as approved by the Board of Directors on October 31, 2014 and agreed to by Mr. Cote on December 11, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 12, 2014	Honeywell International Inc.

By:  /s/ Jeffrey N. Neuman

Jeffrey N. Neuman

Vice President, Corporate Secretary and

Deputy General Counsel